Exhibit 12.1

Exelon Corporation

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2011	2012	2013	2014	2015
Pre-tax income from continuing operations	3,952	1,798	2,773	2,486	3,330
Plus: Loss from equity investees	1	91	(10)	20	—
Less: Capitalized interest	(57)	(75)	(67)	(79)	(99)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	3,896	1,814	2,696	2,427	3,231

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	761	1,021	1,436	1,110	1,107
Interest component of rental expense (a)	237	310	269	288	300

Total fixed charges	998	1,331	1,705	1,398	1,407

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	4,894	3,145	4,401	3,825	4,638
Ratio of earnings to fixed charges	4.9	2.4	2.6	2.7	3.3

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

Exelon Corporation

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2011	2012	2013	2014	2015
Pre-tax income from continuing operations	3,952	1,798	2,773	2,486	3,330
Plus: Loss from equity investees	1	91	(10)	20	—
Less: Capitalized interest	(57)	(75)	(67)	(79)	(99)
Preference security dividend requirements	(6)	(26)	(32)	(18)	(19)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	3,890	1,788	2,664	2,409	3,212

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	761	1,021	1,436	1,110	1,107
Interest component of rental expense (a)	237	310	269	288	300
Preference security dividend requirements of consolidated subsidiaries	6	26	32	18	19
Total fixed charges	1,004	1,357	1,737	1,416	1,426

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	4,894	3,145	4,401	3,825	4,638
Ratio of earnings to fixed charges and preferred stock dividends	4.9	2.3	2.5	2.7	3.3

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.